As filed with the Securities and Exchange Commission on March 18, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BITFARMS LTD.

(Exact name of Registrant as specified in its charter)

Ontario	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Yonge Street, Suite 1601

Toronto, Ontario M5C 1T4

(Address of Principal Executive Offices) (Zip Code)

Stronghold Digital Mining, Inc. Omnibus Incentive Plan

(Full title of the plans)

Cogency Global Inc.

122 E. 42nd Street, 18th Floor

New York, New York 10168

(Name and address of agent for service)

(800) 221-0102

(Telephone number, including area code, of agent for service)

Copy to

Christopher M. Barlow	Jeffrey Lucas
Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Chief Financial Officer Bitfarms Ltd. 110 Yonge Street, Suite 1601 Toronto, ON M5C 1T4 (647) 259-1790

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Bitfarms Ltd. (the “Company,” “Registrant,” “Bitfarms,” “us,” “we” or “our”) is filing this Registration Statement on Form S-8 to register up to 3,892,853 common shares of Bitfarms, no par value (“Common Shares”), issuable in connection with the Stronghold Digital Mining, Inc. Omnibus Incentive Plan (the “Plan”) under the Securities Act of 1933, as amended (the “Securities Act”).

On August 21, 2024, the Company, Stronghold Digital Mining, Inc. (“Stronghold”), Backbone Mining Solutions LLC, an indirect, wholly-owned subsidiary of Bitfarms (“BMS”) and HPC & AI Megacorp, Inc., a direct, wholly-owned subsidiary of BMS (“Merger Sub”), entered into an Agreement and Plan of Merger, which was amended by amendment no. 1 thereto dated as of September 12, 2024 (as amended, the “Merger Agreement”). The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Stronghold, with Stronghold surviving the merger as an indirect, wholly-owned subsidiary of Bitfarms (the “Merger”).

Pursuant to and subject to the terms of the Merger Agreement, upon the occurrence of the Merger, the Registrant assumed the Plan in accordance with its terms, including certain time-based restricted stock units and stock options of Stronghold outstanding under the Plan (the “Restricted Stock Units” and “Stock Options”, respectively), which the awards granted hereunder are payable in Common Shares, subject to the terms and conditions of the underlying award agreements. The aggregate number of the Common Shares subject to the Restricted Stock Units and Stock Options under the Plan is 1,890,302 shares. In addition, the Registrant has reserved 2,002,551 Common Shares, which constituted an unused share reserve under the Plan, that may be issued for future awards granted by the Registrant under the Plan.

Part I
Information Required in the Section 10(A) Prospectus

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents or excerpts thereof as indicated, filed by have been filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 40-F, as amended by Amendment No. 1 thereto, for the fiscal year ended December 31, 2023, filed with the Commission on December 9, 2024;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2023; and

(c)	the description of the Company’s Common Shares included in the Company’s Registration Statement on Form 40-F, filed with the Commission on April 28, 2021 and amended on June 16, 2021 (File No. 001-40370), including any amendment thereto filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. In addition, any Report on Form 6-K of the Company hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 136 of the Business Corporations Act (Ontario) (“OBCA”) provides for the indemnification of directors and officers of the Registrant. Under these provisions, the Registrant may indemnify a director or officer of the Registrant, a former director or officer, and may indemnify an individual who acts or acted at the Registrant’s request as a director or officer or in a similar capacity of another entity (each, an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than in respect to an action by or on behalf of the Registrant to procure a judgment in its favor) in which the individual is involved because of that association with the Registrant or other entity, if the Indemnified Person fulfills the following two conditions: (a) he or she acted honestly and in good faith with a view to the best interests of the Registrant or in the best interests of such other entity as applicable and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

In respect of an action by or on behalf of the Registrant or such other entity to procure a judgment in its favor, the Registrant, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in clauses (a) and (b) of the previous sentence. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of his or her association with the Registrant or such other entity if he or she fulfills the conditions in clauses (a) and (b) of this paragraph and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

In accordance with the OBCA, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with the Registrant or other entity if the individual: (i) acted honestly and in good faith with a view to the best interests of the Registrant or in the best interests of such other entity as applicable; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the conduct was lawful.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant that insures directors and officers against losses incurred as a result of claims against the directors and officers of the Registrant pursuant to the indemnity provisions under the Registrant’s articles and the OBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Articles of Bitfarms Ltd.
4.2	Bylaws of Bitfarms Ltd.
4.3	Stronghold Digital Mining, Inc. Omnibus Incentive Plan
4.4	Amendment No. 1 to the Stronghold Digital Mining, Inc. Omnibus Incentive Plan
4.5	Amendment No. 2 to the Stronghold Digital Mining, Inc. Omnibus Incentive Plan
4.6	Amendment No. 3 to the Stronghold Digital Mining, Inc. Omnibus Incentive Plan
4.7	Shareholder Rights Plan Agreement, dated as of July 24, 2024, between the Registrant and the TSX Trust Company, as Rights Agent
5.1	Opinion of Peterson McVicar LLP
23.1	Consent of Peterson McVicar LLP (included in Exhibit 5.1 to this Registration Statement)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included on page II-4 of this Registration Statement)
107	Calculation of Filing Fee Table

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on March 18, 2025.

BITFARMS LTD.

By:	/s/ Benjamin Gagnon
	Name:	Benjamin Gagnon
	Title:	Chief Executive Officer & Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes Benjamin Gagnon and Jeffrey Lucas as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional Registration Statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin Gagnon	Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2025
Benjamin Gagnon

/s/ Jeffrey P. Lucas	Chief Financial Officer (Principal Financial and Accounting Officer)	March 18, 2025
Jeffrey P. Lucas

/s/ Brian Howlett	Independent Chairman	March 18, 2025
Brian Howlett

/s/ Andrew Chang	Director	March 18, 2025
Andrew Chang

/s/ Amy Freedman	Director	March 18, 2025
Amy Freedman

/s/ Edith M. Hofmeister	Director	March 18, 2025
Edit M. Hofmeister

/s/ Fanny Philip	Director	March 18, 2025
Fanny Philip

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on March 18, 2025.

Cogency Global Inc. (Authorized Representative in the United States)

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.